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                                                                  EXHIBIT 12

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN MILLIONS)


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


                                                                             Year Ended December 31
                                                               1992      1993      1994       1995       1996
Earnings:
  Earnings before income taxes                                $537.8    $531.2    $839.8    $1,247.3   $1,215.0
  Plus:
    Fixed charges exclusive of capitalized interest            167.2     127.6     108.2       112.9      124.6
    Amortization of capitalized interest                        10.8      11.1      11.6        11.8       12.5
    Adjustments for equity affiliates                           (1.6)     (0.7)     (2.4)       (4.2)      (2.5)
                                                               -----     -----     -----     -------    -------
         Total                                                $714.2    $669.2    $957.2    $1,367.8   $1,349.6
                                                               =====     =====     =====     =======    =======


Fixed Charges:
    Interest expense including amortization of
      debt discount/premium and debt expense                  $147.4    $107.5    $ 88.2    $   90.6   $  101.9
    Rentals - portion representative of interest                19.8      20.1      20.0        22.3       22.7
                                                               -----     -----     -----     -------    -------
    Fixed charges exclusive of capitalized interest            167.2     127.6     108.2       112.9      124.6
    Capitalized interest                                         7.4       6.0       5.3         8.6       11.7
                                                               -----     -----     -----     -------    -------
        Total                                                 $174.6    $133.6    $113.5    $  121.5   $  136.3
                                                               =====     =====     =====     =======    =======


Ratio of earnings to fixed charges                              4.09      5.01      8.43       11.26       9.90
                                                               =====     =====     =====     =======    =======

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